EXHIBIT 99.1

Glacier Bancorp, Inc. Appoints Board Member

KALISPELL, Mont., June 28, 2012 (GLOBE NEWSWIRE) -- Glacier Bancorp, Inc.'s (Nasdaq:GBCI) Board of Directors, at their regular monthly meeting held on June 27, 2012, appointed Annie M. Goodwin as a Director of the Company. Ms. Goodwin was also appointed to the Company's Audit, Compliance, Compensation, Nominating/Governance and Risk Committees.

Ms. Goodwin is an attorney in Helena, Montana, practicing banking and regulatory law. She served as Montana's Commissioner of Banking and Financial Institutions from 2001 to 2010. Ms. Goodwin also served as Chief Legal Counsel for the Montana State Bank Board of Banking and Financial Institutional Division and the Department of Commerce from 1988 to 2001. Prior to becoming an attorney, Ms. Goodwin was a practicing registered nurse.

Ms. Goodwin serves on the boards of numerous professional state and community related organizations which include the Carroll College Board of Trustees.

Ms. Goodwin is a graduate of Carroll College with a degree in Nursing and received her Juris Doctor from the University of Montana School of Law.

Glacier Bancorp, Inc. is the parent company of Glacier Bank, Kalispell and its divisions: First Security Bank of Missoula; Valley Bank of Helena; Big Sky Western Bank, Bozeman; Western Security Bank, Billings; and First Bank of Montana, Lewistown; all operating in Montana; as well as Mountain West Bank, Coeur d'Alene, with operations in Idaho, Utah and Washington; 1st Bank, Evanston, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, operating in Colorado; and First Bank of Wyoming, Powell, operating in Wyoming.

CONTACT: Michael J. Blodnick
         (406) 751-4701
         Ron J. Copher
         (406) 751-7706